 Exhibit 99.1

Natera Reports Fourth Quarter and Year 2020 Financial Results

SAN CARLOS, Calif., February 25, 2021 /PRNewswire/ — Natera, Inc. (NASDAQ:  NTRA), a pioneer and global leader in cell-free DNA testing, today reported financial results for the fourth quarter and year ended December 31, 2020 and provided an update on recent business progress.

Recent Accomplishments & Highlights

●	Generated total revenues of $112.4 million in the fourth quarter of 2020 compared to $83.2 million in the fourth quarter of 2019, an increase of 35.1%. Product revenues grew 43% over the same period.

●	Generated total revenues of $391 million in the year 2020 compared to $302.3 million in the year 2019, an increase of 29.3%, exceeding the 2020 revenue guidance range previously provided.

●	Processed approximately 295,000 tests in the fourth quarter of 2020 and 1,026,500 tests for the full year 2020, compared to approximately 209,400 tests processed in the fourth quarter of 2019 and 804,300 tests for the full year 2019.

●	Announced positive SMART trial results, exceeding expectations in largest ever prospective NIPT and microdeletions study.

●	Signatera pharma business accelerating: greater than $65 million in 2020 signed contracts.

●	Presented successful Phase 3 Imvigor data with Genentech, in first-ever phase 3 clinical trial validation in minimum residual disease.

●	Commercial launch of Altera tissue based comprehensive genomic profiling, expanding Natera’s oncology total addressable market opportunity.

●	Commercial launch of Signatera in immunotherapy monitoring.

“Q4 was the fastest net unit growth quarter ever at Natera, and we delivered revenues significantly above our previous guidance. I am proud of the way the team has been able to accelerate the business even in the face of a pandemic,” said Steve Chapman, Natera’s Chief Executive Officer. “We’ve continued to drive growth in women’s health while achieving major coverage and clinical trial milestones. In oncology, we completed the build out of our commercial team on an accelerated timeline, launched a completely new product with Altera tissue based comprehensive genomic profiling, and launched the immunotherapy monitoring indication for Signatera. We are in a strong position to deliver on a successful 2021.”

Fourth Quarter and Year Ended December 31, 2020 Financial Results

Total revenues were $112.4 million in the fourth quarter of 2020 compared to $83.2 million for the fourth quarter of 2019, an increase of 35.1%. The increase in total revenues was driven primarily by an increase in product revenues compared to the fourth quarter of 2019. Product revenues grew 43% over the same period. Natera processed approximately 295,000 tests in the fourth quarter of 2020, including approximately 281,000 tests accessioned in its laboratory, compared to approximately 209,400 tests processed, including approximately 198,300 tests accessioned in its laboratory, in the fourth quarter of 2019.

In the three months ended December 31, 2020, Natera recognized revenue on approximately 281,400 tests for which results were reported to customers in the period (tests reported), including approximately 268,300 tests reported from its laboratory, compared to approximately 200,800 tests reported, including approximately 189,700 tests reported from its laboratory, in the fourth quarter of 2019, an overall increase of 40.1% for the quarter.

Total revenues for 2020 were approximately $391 million compared to $302.3 million in 2019, which represents an increase of 29.3%. In 2020, Natera processed approximately 1,026,500 tests including approximately 974,400 tests accessioned in its laboratory, compared to approximately 804,300 tests processed in 2019, including approximately 753,800 tests accessioned in its laboratory.

In 2020, Natera recognized revenue on approximately 961,500 tests reported, including approximately 912,500 tests reported from its laboratory, compared to approximately 763,900 tests reported, including approximately 718,500 tests reported from its laboratory, in 2019, an overall increase of 26% for the year.

Gross profit* for the three months ended December 31, 2020 and 2019 was $52.5 million and $38.8 million, respectively, representing a gross margin of 47% and 46.6%, respectively. Natera was able to achieve higher margins in the fourth quarter of 2020 compared to the fourth quarter of 2019 as a result of improved cost of goods sold per test and increased test volumes. Gross profit for the year ended December 31, 2020 and 2019 was $187.4 million and $126.9 million, respectively, representing a gross margin of 48% and 42%, respectively. Natera was able to achieve higher gross margins in the year 2020 as a result of increased test volumes and improved cost of goods sold per test.

Total operating expenses, representing research and development expenses and selling, general and administrative expenses, for the fourth quarter of 2020 were $126.5 million, compared to $73.6 million in the same period of the prior year, an increase of 71.9%. The increases were primarily driven by headcount growth to support new product offerings. Total operating expenses in the year ended December 31, 2020 were $403.7 million, an increase of approximately 56.8% compared to $257.5 million in the prior year, which excludes the gain from the sale of the Evercord business in 2019 of approximately $14.4 million. The increases were primarily driven by headcount growth to support new product offerings.

Loss from operations for the fourth quarter of 2020 was $74.0 million compared to $34.8 million for the same period of the prior year. Loss from operations for the year 2020 was $216.3 million compared to $130.7 million compared to the prior year, which excludes the gain from the sale of the Evercord business in 2019 of approximately $14.4 million.

Net loss for the fourth quarter of 2020 was $76.4 million, or ($0.89) per diluted share, compared to net loss of $35.2 million, or ($0.46) per diluted share, for the same period in 2019. Weighted average shares outstanding were approximately 85.7 million in the fourth quarter of 2020 compared to 76.5 million in the fourth quarter of the prior year. Net loss for the full year 2020 was $229.7 million, or ($2.84) per diluted share, compared to net loss of $124.8 million, or ($1.79) per diluted share, for the full year 2019. Weighted average shares outstanding were 81.0 million in 2020 compared to 69.6 million in 2019.

At December 31, 2020, Natera held $737.5 million in cash, cash equivalents, short-term investments and restricted cash, compared to $441.0 million as of December 31, 2019. As of December 31, 2020, Natera had a total outstanding debt balance of $252.5 million, comprised of $50.1 million with accrued interest under its $50.0 million line of credit with UBS at a variable interest rate of 30-day LIBOR plus 110 bps and a net carrying amount of $202.5 million under its seven-year convertible senior notes. The convertible senior notes were issued in April 2020 for net proceeds of $278.3 million, of which a portion was used to repay the $79.2 million obligations under the company’s 2017 term loan with OrbiMed Advisors. The gross principal balance outstanding for the convertible senior notes was $287.5 million as of December 31, 2020.

Financial Outlook

Natera anticipates 2021 total revenue of $500 million to $525 million; 2021 cost of revenues to be approximately 47% to 52% of revenues; selling, general and administrative costs to be approximately $430 million to $450 million; research and development costs to be $160 million to $180 million, and net cash burn to be $230 million to $250 million**.

* Gross profit is calculated as GAAP total revenues less GAAP cost of revenues. Gross margin is calculated as gross profit divided by GAAP total revenues.

** Cash burn is calculated as the sum of GAAP net cash used by operating activities (estimated for 2021 to be between $210 million and $230 million) and GAAP net purchases of property and equipment (estimated for 2021 to be approximately $20 million).

Test Volume Summary

Unit	Q4 2020	Q4 2019	FY 2020	FY 2019	Definition
Tests processed	295,000	209,400	1,026,500	804,300	Tests accessioned in Natera’s laboratory plus units processed outside of Natera’s laboratory
Tests accessioned	281,000	198,300	974,400	753,800	Test accessioned in Natera’s laboratory
Tests reported in its laboratory	268,300	189,700	912,500	718,500	Total tests reported in Natera’s laboratory less units reported outside of Natera’s laboratory including Evercord units in prior periods

About Natera

Natera is a pioneer and global leader in cell-free DNA testing from a simple blood draw. The mission of the company is to change the management of disease worldwide with a focus on women’s health, oncology, and organ health. Natera operates ISO 13485-certified and CAP-accredited laboratories certified under the Clinical Laboratory Improvement Amendments (CLIA) in  Austin, Texas and San Carlos, California. It offers proprietary genetic testing services to inform obstetricians, transplant physicians, oncologists, and cancer researchers, including biopharmaceutical companies, and genetic laboratories through its cloud-based software platform.

Conference Call Information

Event:	Natera's Fourth Quarter and Fiscal 2020 Financial Results Conference Call
Date:	Thursday, February 25, 2021
Time:	1:30 p.m. PT (4:30 p.m. ET)
Live Dial-In:	(877) 823-0171, Domestic
(617) 500-6932, International

Password:	8877495
Webcast:	https://edge.media-server.com/mmc/p/ksr9bar5

Forward-Looking Statements

This release contains forward-looking statements, including regarding the company's business operations in light of the COVID-19 pandemic. Any forward-looking statements contained in this release are based upon Natera's current plans, estimates, and expectations, as of the date of this release, and are not a representation that such plans, estimates, or expectations will be achieved. Subsequent events may cause these expectations to change, and Natera disclaims any obligation to update the forward-looking statements in the future.

These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially, including: we face numerous uncertainties and challenges in achieving our financial projections and goals; we may be unable to maintain our business and operations as planned in light of the COVID-19 pandemic; we may be unable to further increase the use and adoption of Panorama and Horizon, through our direct sales efforts or through our laboratory partners, or to develop and successfully commercialize new products, including Signatera and Prospera; we have incurred losses since our inception and we anticipate that we will continue to incur losses for the foreseeable future; our quarterly results may fluctuate from period to period; our estimates of market opportunity and forecasts of market growth may prove to be inaccurate; we may be unable to compete successfully with existing or future products or services offered by our competitors; we may not be successful in commercializing our cloud-based distribution model; our products may not perform as expected; the results of our clinical studies, including our SNP-based Microdeletion and Aneuploidy RegisTry, or SMART, Study, may not be compelling to professional societies or payors as supporting the use of our tests, particularly in the average-risk pregnancy population or for microdeletions screening, or may not be able to be replicated in later studies required for regulatory approvals or clearances; if either of our CLIA-certified laboratory facilities becomes inoperable, we will be unable to perform our tests and our business will be harmed; we rely on a limited number of suppliers or, in some cases, single suppliers, for some of our laboratory instruments and materials and may not be able to find replacements or immediately transition to alternative suppliers; if we are unable to successfully scale our operations, our business could suffer; the marketing, sale, and use of Panorama and our other products could result in substantial damages arising from product liability or professional liability claims that exceed our resources; we may be unable to expand third-party payer coverage and reimbursement for Panorama, Horizon and our other tests, and we may be required to refund reimbursements already received; third-party payers may withdraw coverage or provide lower levels of reimbursement due to changing policies, billing complexities or other factors, such as the increased focus by third-party payers on requiring that prior authorization be obtained prior to conducting a test; if the FDA were to begin actively regulating our tests, we could incur substantial costs and delays associated with trying to obtain premarket clearance or approval and incur costs associated with complying with post-market controls; litigation or other proceedings, resulting from either third party claims of intellectual property infringement or third party infringement of our technology, is costly, time-consuming and could limit our ability to commercialize our products or services; any inability to effectively protect our proprietary technology could harm our competitive position or our brand; and we cannot guarantee that we will be able to service and comply with our outstanding debt obligations or achieve our expectations regarding the conversion of our outstanding convertible notes.

Additional risks and uncertainties that could affect our financial results are included under the captions, "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our most recent filings on Forms 10-K and 10-Q and in other filings that we make with the SEC from time to time. These documents are available on our website at www.natera.com under the Investor Relations section and on the SEC's website at www.sec.gov.

Natera assumes no obligation to, and does not currently intend to, update any such forward-looking statements after the date of this release.

Contacts

Natera, Inc.

Investor Relations
Mike Brophy, CFO, Natera, Inc., 510-826-2350

Media
Paul Greenland, VP of Corporate Marketing, Natera, Inc., pr@natera.com

Natera, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands, except par value per share amount)

	December 31,	December 31,
	2020	2019
		(1)
Assets
Current assets:
Cash and cash equivalents	$48,668	$61,926
Restricted cash	187	55
Short-term investments	688,606	379,065
Accounts receivable, net of allowance of $3,080 in 2020 and $2,919 in 2019	78,565	53,351
Inventory	20,031	12,394
Prepaid expenses and other current assets	26,606	16,376
Total current assets	862,663	523,167
Property and equipment, net	33,348	23,283
Operating lease right-of-use assets	21,399	23,730
Other assets	14,743	12,476
Total assets	$932,153	$582,656

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$8,096	$8,604
Accrued compensation	30,371	16,088
Other accrued liabilities	60,407	49,043
Deferred revenue, current portion	50,125	56,016
Short-term debt financing	50,054	50,123
Total current liabilities	199,053	179,874
Long-term debt financing	202,493	73,656
Deferred revenue, long-term portion	22,805	23,808
Operating lease liabilities, long-term portion	21,246	26,297
Other long-term liabilities	320	310
Total liabilities	445,917	303,945
Commitments and contingencies
Stockholders’ equity:
Common stock (2)	9	8
Additional paid in capital	1,411,286	976,955
Accumulated deficit	(929,318)	(699,171)
Accumulated other comprehensive gain	4,259	919
Total stockholders’ equity	486,236	278,711
Total liabilities and stockholders’ equity	$932,153	$582,656

(1)	The condensed, consolidated balance sheet at December 31, 2019 has been derived from the audited consolidated financial statements at that date included in the company’s Annual Report on Form 10-K for the year ended December 31, 2019.
(2)	As of December 31, 2020, there were approximately 86,223,000 shares of common stock issued and outstanding.

Natera, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(in thousands, except per share data)

	Year ended December 31,
	2020	2019	2018
		(1)	(1)
Revenues
Product revenues	$367,211	$269,881	$240,366
Licensing and other revenues	23,794	32,447	17,288
Total revenues	391,005	302,328	257,654
Cost and expenses
Cost of product revenues	185,865	162,604	158,081
Cost of licensing and other revenues	17,755	12,866	7,974
Research and development	100,035	51,357	51,355
Selling, general and administrative	303,627	206,176	154,872
Gain from disposal of business	—	(14,388)	—
Total cost and expenses	607,282	418,615	372,282
Loss from operations	(216,277)	(116,287)	(114,628)
Interest expense	(15,082)	(10,693)	(10,476)
Interest and other (expense) income, net	7,562	4,152	(2,729)
Loss on debt extinguishment	(5,848)	—	—
Loss before income taxes	(229,645)	(122,828)	(127,833)
Income tax expense	(98)	(1,999)	(321)
Net loss	$(229,743)	$(124,827)	$(128,154)
Unrealized gain on available-for-sale securities, net of tax	3,340	1,471	214
Comprehensive loss	$(226,403)	$(123,356)	$(127,940)

Net loss per share:
Basic and diluted	$(2.84)	$(1.79)	$(2.22)

Weighted-average number of shares used in computing basic and diluted net loss per share:
Basic and diluted	81,011	69,555	57,848

(1)	The condensed, consolidated Statements of Operations and Comprehensive Loss for the year ended December 31, 2019 and 2018 have been derived from the audited consolidated financial statements for the periods included in the company’s Annual Report on Form 10-K for the years ended December 31, 2019.